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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) March 31, 2003
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                           Q COMM INTERNATIONAL, INC.
                           --------------------------
             (Exact name of Registrant as specified in its charter)



              Utah                  000-28885              87-0674277
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(State or other jurisdiction    (Commission File  (IRS Employer Identification
       of incorporation)             Number)                  No.)



                              1145 South 1680 West
                                Orem, Utah 84058
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               (Address Of Principal Executive Office) (Zip Code)



        Registrant's telephone number, including area code (801) 226-4222
                                                           --------------


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          (Former name or former address, if changed since last report)






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Item 7: Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits:


Exhibit
Number                                Description
------                                -----------

99.1 Press release, dated March 31, 2003, announcing the Registrant's results of operations for the year ended December 31, 2002.



Item 12: Results of Operations and Financial Condition.

     On March 31, 2003, the Registrant issued a press release announcing its financial results for the fiscal year ended December 31, 2002. A copy of the Registrant's press release is attached as Exhibit 99.1 to this Current Report.




                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

                                            Q Comm International, Inc.

Dated:  April 2, 2003                       By: /s/ Paul C. Hickey
                                                -------------------------------
                                                Paul C. Hickey
                                                Chief Executive Officer







                                       1

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________________________________________________________________________________

                                News Release...
________________________________________________________________________________


Q COMM 2002 REVENUES EXCEED $24 MILLION - Up More than 46 Percent Over 2001

(Orem, UT) - March 31, 2003 - Q Comm International, Inc. (OTC BB: QCCM), a business services company focusing on the electronic distribution of prepaid wireless airtime and other prepaid services, today announced its results for 2002. Revenues for the year were $24,028,002, representing more than a 46-percent increase over 2001 revenues of $16,359,504. Net loss for 2002 was $2,297,565 or $0.15 per share compared to a net loss of $1,550,216 or $0.14 per share in 2001. The major factors contributing to the company's increased net loss for 2002 over 2001 were significant increases of various non-cash expenses, such as non-cash compensation expense, and substantial increases in depreciation and amortization expenses reflecting the company's completion of its new electronic distribution solution, which includes the proprietary Qxpress 200(TM) point-of-sale terminal.

"We are very excited to surpass 2001's revenues by more than 46 percent, particularly during a recession," said Paul C. Hickey, CEO of Q Comm International. "Despite a few challenges, we managed significant achievements during 2002. For example, after more than two years of research and development, we completed our proprietary data center platform and Qxpress 200 point-of-sale terminals and software. We also completed the first production runs of our new Qxpress 200 terminals - a significant milestone in our company's history. Our terminals and data center platform have been designed with maximum capability and flexibility and allow us to distribute and sell multiple products from different suppliers and carriers, thereby increasing our revenue potential. One way we utilized this extra earning potential in 2002 was by adding new products to our platform including prepaid MasterCard. Throughout the future, we intend to leverage the power we've built into our systems to expand the numbers of products we support, distribute and sell through our Qxpress terminals.

"In addition to successfully manufacturing and delivering our proprietary electronic distribution systems in 2002," added Hickey, "we continued signing significant broker distribution agreements and started generating revenue from our first international contracts. Based on the fact that this year's first quarter revenues exceed those of last year's fourth quarter, we expect continuous revenue growth for 2003."

ABOUT Q COMM INTERNATIONAL:
Established in 1992, Q Comm International, Inc. provides proprietary prepaid transaction processing and information management systems that facilitate electronic recharge or distribution of prepaid products from service providers or their distributors to retail points of sale. In concert with its proprietary data center platform, Q Comm's point-of-sale terminal, Qxpress 200(TM), is currently used by wireless carriers or mobile operators, telecom distributors, and various retailers to sell a wide range of prepaid products including prepaid wireless or prepaid mobile, prepaid phone cards, prepaid dial tone and prepaid bank cards, such as prepaid MasterCard.
____________________________
This press release contains forward-looking statements involving risks and uncertainties that may cause actual results to differ materially from those indicated due to a number of factors, including the growth of the prepaid transaction market, the state of the financial markets, the company's financial results and general economic conditions. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive, regulatory and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the company's control. Therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contacts:

Jeff Salzwedel                                  Paul Hickey
Salzwedel Financial Communications              Q Comm International, Inc.
+1 (503) 638-7777                               +1 (801) 226-4222, ext. 3301